NYSE Amex Equities Exchange Symbol - UEC
FOR IMMEDIATE RELEASE	June 15, 2010

Uranium Energy Corp Initiates Wellfield Development and Construction at Palangana

Corpus Christi, TX - June 15, 2010 - Uranium Energy Corp (NYSE-AMEX: UEC, the "Company") is pleased to announce that the Company recently commenced development of the initial wellfield, Production Area One ("PAA-1"), at the Palangana ISR uranium project located in South Texas. A total of 110 injection and production wells will be drilled, cased and developed within PAA-1.

The Company anticipates that three months will be required to complete the initial wellfield. Then construction of the wellfield piping and electrical distribution will commence to tie the PAA-1 wellfield to Palangana's ion-exchange satellite facility, which will be constructed during this same period.

At this time the Company has also initiated development and drilling of a non-hazardous disposal well to be active when the Palangana project commences operations scheduled for the fourth quarter of this year. The disposal well will be drilled to approximately 6,300 ft. and is expected to require 60 days to complete.

Chief Operating Officer, Harry Anthony stated, "We are delighted that the construction and development work has now commenced at Palangana. Development is active presently with two production rigs, plus the very large rig coming in to drill the disposal well. Having supervised ISR production here in the 1970's, I can say that it is great to actively start realizing the very significant potential at Palangana."

Clyde Yancey, Vice President of Exploration, added, "Concurrently, drilling to increase the resource along a new 4.5-mile trend developed by our Chief Geologist, Andy Kurrus, is advancing with two active rigs performing exploration and delineation drilling. We expect to be reporting new drill results from the latest round of exploration activities from this program very shortly. We will also be reevaluating areas of the property where our geologists have now remapped the faults and trends from previous drill programs."

The technical information in this news release has been reported in accordance with the Canadian regulatory requirements set out in National Instrument 43-101 and has been reviewed by Clyde L. Yancey, P.G., Vice President of Exploration for Uranium Energy Corporation, a qualified person under NI 43-101.

About Uranium Energy Corp

Uranium Energy Corp. (NYSE-AMEX: UEC) is a U.S.-based exploration and development company with the objective of near-term uranium production in the U.S.  The Company's fully licensed and permitted Hobson processing facility is central to all of its projects in South Texas, including the fully-permitted Palangana in-situ recovery project, and the Goliad in-situ recovery project which is in the final stages of mine permitting for production.  The Company's operations are managed by professionals with a recognized profile for excellence in their industry, a profile based on many decades of hands-on experience in the key facets of uranium exploration, development and mining.

Contact North America: Investor Relations, Uranium Energy Corp:
Toll Free: (866) 748-1030
Fax: (512) 535-0832
E-mail: info@uraniumenergy.com

Stock Exchange Information:
NYSE-AMEX: UEC
Frankfurt Stock Exchange Symbol: U6Z
WKN: AØJDRR
ISN: US916896103

Notice to U.S. Investors

The mineral resources referred to herein have been estimated in accordance with the definition standards on mineral resources of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in NI 43-101 and are not compliant with U.S. Securities and Exchange Commission (the "SEC") Industry Guide 7 guidelines. In addition, measured mineral resources, indicated mineral resources and inferred mineral resources, while recognized and required by Canadian regulations, are not defined terms under SEC Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. Accordingly, we have not reported them in the United States.

Investors are cautioned not to assume that any part or all of the mineral resources in these categories will ever be converted into mineral reserves. These terms have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. In particular, it should be noted that mineral resources which are not mineral reserves do not have demonstrated economic viability. It cannot be assumed that all or any part of measured mineral resources, indicated mineral resources or inferred mineral resources will ever be upgraded to a higher category. In accordance with Canadian rules, estimates of inferred mineral resources cannot form the basis of feasibility or other economic studies. Investors are cautioned not to assume that any part of the reported measured mineral resources indicated mineral resources or inferred mineral resources referred to in this news release and in the Technical Report are economically or legally mineable.

Safe Harbor Statement

Except for the statements of historical fact contained herein, the information presented in this news release constitutes "forward-looking statements" as such term is used in applicable United States and Canadian laws. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management. Any other statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as "expects" or "does not expect", "is expected", "anticipates" or "does not anticipate", "plans, "estimates" or "intends", or stating that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved) are not statements of historical fact and should be viewed as "forward-looking statements". Such forward looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks and other factors include, among others, the actual results of exploration activities, variations in the underlying assumptions associated with the estimation or realization of mineral resources, the availability of capital to fund programs and the resulting dilution caused by the raising of capital through the sale of shares, accidents, labour disputes and other risks of the mining industry including, without limitation, those associated with the environment, delays in obtaining governmental approvals, permits or financing or in the completion of development or construction activities, title disputes or claims limitations on insurance coverage. Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements contained in this news release and in any document referred to in this news release.

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